Exhibit 99.9

                                               Contact Information:

                                               Ed Babcock
                                               Hyperion Communications
                                               814-274-9830

                                               Mike Burrus
                                               Multimedia Cablevision
                                               316-262-4270


FOR IMMEDIATE RELEASE

HYPERION COMMUNICATIONS ACQUIRES BUSINESS TELEPHONY INTEREST IN WICHITA FROM MULTIMEDIA CABLEVISION


--------------------------------------------------------------------------------

Coudersport, Pa., February 9, 1999 -- Hyperion Communications, a leading competitive local exchange carrier (CLEC), has entered into an agreement with Multimedia Cablevision, the cable television arm of Gannett Co., Inc, to acquire Mulitimedia's interest in a partnership of the two companies which provides business communication services to Wichita, Kan. The agreement gives Hyperion a long-term lease of more than 180 route miles of fiber and enhances the company's position as one of the largest facilities-based CLECs in the United States.

The agreement with Multimedia marks Hyperion's eighth "roll-up" of a partnership in two-and-a-half years and increases Hyperion's ownership in the networks it manages to 90 percent. Other conditions of the agreement will provide Hyperion with the option to lease local fiber routes needed for quick and cost-effective entry into Topeka, Kan. Furthermore, the recent addition of a Lucent 5ESS-2000 communications switch on the Wichita network enables Hyperion to expand its service offerings in the area to include high-quality local telephone services.

"Hyperion is pleased to offer new products and services to Wichita area businesses. We look forward to strengthening our presence in Wichita and developing positive, new customer relationships," said Dan Milliard, President and Chief Operating Officer of Hyperion Communications. "In addition, the fiber route miles leased under this transaction contribute to Hyperion's overall expansion strategy."

Hyperion Communications and Multimedia Cablevision formed a partnership in September of 1993 to provide telecommunications services to business customers. For years, Multimedia and Hyperion have delivered state-of-the-art private line services in Wichita. These services connect branch offices to headquarter locations and business customers to long distance carriers using fiber optic facilities. The agreement to end the partnership is mutually beneficial because it allows each company to focus on the core components of its business plan.






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Hyperion Acquires Business Telephony Interests From Multimedia
February 9, 1999

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Hyperion Communications (NASDAQ NNM: HYPT), is a majority owned subsidiary of
Adelphia Communications Corporation (NASDAQ NNM:ADLAC) that provides integrated communications services to business customers through its state-of-the-art fiber optic communications network. By the year 2001, Hyperion will serve most cities in the eastern half of the United States through the interconnection of its 46 existing markets with more than 50 new markets, creating a single fiber optic backbone network. This fully redundant, 16,000-mile local and long-haul fiber optic network will support Hyperion's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and Internet services. For more information on Hyperion, visit the company's web site at http://www.hyperioncom.net.

Multimedia Cablevision, with headquarters in Wichita, serves 515,000 customers in the states of Kansas, Oklahoma and North Carolina. The company provides a variety of home entertainment services, including basic and digital cable television programming, premium movie channels, pay-per-view programming options, digital stereo music, cable advertising and video production services.

Gannett is a nationwide news and information company. In addition to its cable operations, it publishes 75 daily newspapers, including USA TODAY, and USA WEEKEND, a newspaper magazine. Gannett also operates 21 television stations serving more than 16.6 percent of U.S. television homes.